Exhibit 3.12

BY-LAWS

OF

SYLTONE MARINE, INC.

a Texas corporation

ARTICLE 1.  OFFICES

The registered office of the corporation in Texas shall be the Texas office of CT Corporation, but such address may be changed from time to time by the Board of Directors, which may also designate other offices for the corporation from time to time.

ARTICLE 2.   SHAREHOLDER

2.1.         Meetings. The corporation has one shareholder. The shareholder will determine the time and place at which it will hold any annual, regular or special meeting.

2.2.         Written Consent. Any action which may be taken at a meeting of the shareholder, may be taken without a meeting and without prior notice, if a consent in writing (including, without limitation, electronic mail messages and writings transmitted by facsimile), setting forth the action so taken, is signed by the holders of all outstanding shares entitled to vote thereon. Such written consent or consents shall be filed with the minutes of the proceedings of the shareholder.

ARTICLE 3.  DIRECTORS

3.1.         Number. The initial directors, who will hold office until the first annual meeting of the shareholder, are the three individuals named in the corporation’s Articles of Incorporation. Thereafter, the number of directors of the corporation shall be such number of individuals, not less than one, as are elected from time to time by the shareholder.

3.2.         Term. At each annual meeting of the shareholder, directors shall be elected to hold office until the next annual meeting. Each director, including a director elected to fill a vacancy,

shall hold office until expiration of the term for which such director was elected, and until a successor has been elected and qualified (or the number of directors is reduced).

3.3.         Removal. Any or all of the directors may be removed, with or without cause, if such removal is approved by the vote or written consent of the shareholder.

3.4.         Vacancies. Vacancies on the Board of Directors (whether caused by death, resignation, removal, change in the authorized number of directors, or otherwise) may be filled by a majority of the remaining directors, though less than a quorum, or by a sole remaining director, and each director so elected shall hold office until the expiration of the term for which elected and until such director’s successor has been elected and qualified (or the number of directors is reduced). The shareholder may elect a director or directors at any time to fill any vacancy or vacancies not filled by the directors.

3.5.         Regular Meetings. A regular meeting of the Board of Directors shall be held without other notice than this By-Law, immediately after, and at the same place as, the annual meeting of shareholders. The Board of Directors may provide, by resolution, the time and place, either within or without the State of Texas, for the holding of additional regular meetings without other notice than such resolution.

3.6.         Special Meetings. Special meetings of the Board of Directors may be called by the president or any two directors. The time and place of special meetings shall be designated in the notice of such meetings, which notice shall be given to each director (a) personally or by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, telegraph, facsimile, electronic mail or other electronic means, in each case at least 48 hours prior to the holding of the meeting, or (b) by mail, charges prepaid, addressed to the director at the director’s address as it is shown upon the records of the corporation at least four days prior to the holding of the meeting.

3.7.         Conference Telephone. Members of the Board of Directors may participate in a meeting through use of conference telephone or similar communications equipment, so long as all members participating in such meeting can hear one another, which shall constitute presence in person at such meeting.

3.8.         Written Consent. Any action by the Board of Directors may be taken without a meeting if all members of the board individually or collectively consent in writing (including, without limitation, electronic mail messages and writings transmitted by facsimile) to such action. Such written consent or consents shall be filed with the minutes of the proceedings of the board and shall have the same force and effect as a unanimous vote of such directors.

ARTICLE 4.  OFFICERS

4.1.         Offices. The officers of the corporation shall be a president and a secretary, and the corporation may also have such vice-presidents, a treasurer and other officers and assistant officers as may be determined by the Board of Directors. One person may hold any number of offices.

4.2.         Election; Term. The officers shall be chosen by the Board of Directors, and each shall hold office at the pleasure of the board or until such officer shall resign. Any officer may be removed, either with or without cause, by the Board of Directors.

4.3.         President. The president shall be the chief executive officer of the corporation and, subject to the control of the Board of Directors, the president shall in general supervise and control all of the business and affairs of the corporation. The president shall, when present, preside at all meetings of the shareholder and of the Board of Directors. The president may sign, with the secretary or any other proper officer of the corporation thereunto authorized by the Board of Directors, certificates for shares of the corporation, and deeds, mortgages, bonds, contracts, or other instruments which the Board of Directors has authorized to be executed, except in cases where delegated by the Board of Directors or by these By-Laws to some other officer or agent of the corporation or if required by law to be otherwise signed or executed; and in general shall perform all duties incident to the office of president and such other duties as may be prescribed by the Board of Directors from time to time.

4.4.         Secretary. The secretary shall: (a) keep the minutes of the proceedings of the shareholders and of the Board of Directors in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of these By-Laws or as required by law; (c) be custodian of the corporate records and of the seal of the corporation and see that the seal of the corporation is affixed to all certificates for shares prior to the issue thereof and to all documents, the execution of which on behalf of the corporation under its seal is duly authorized; (d) keep a register of the post office address of each shareholder which shall be furnished to the secretary by such shareholder; (e) sign with the president, or a vice-president, certificates for shares of the corporation, the issuance of which shall have been authorized by resolution of the Board of Directors; (f) have general charge of the stock transfer books of the corporation; and (g) in general perform all duties incident to the office of secretary and such other duties as from time to time may be assigned to the secretary by the president or by the Board of Directors.

4.5.         Other Duties. The officers shall have such additional authority and perform such other duties as may be determined by resolution of the Board of Directors.

ARTICLE 5.   MISCELLANEOUS

5.1.         Share Certificates. Certificates representing shares of the corporation shall be signed by the president and by the secretary.

5.2.         Fiscal Year. The fiscal year of the corporation shall begin on the first day of April and end on the last day of March in each year, subject to the power of the Board of Directors to establish a different fiscal year from time to time.

5.3.         Corporate Seal. The Board of Directors may provide a corporate seal which shall be circular in form and shall have inscribed thereon the name of the corporation and the state of incorporation and the words “Corporate Seal.”

5.4.         Amendment. New bylaws may be adopted or these bylaws may be amended or repealed by the shareholder. Subject to the right of the shareholder as provided in the preceding sentence, bylaws (other than a bylaw or amendment thereof changing the authorized number of directors or otherwise restricted by applicable law, the articles of incorporation, or these bylaws to amendment or repeal by the shareholder) may be adopted, amended, or repealed by the Board of Directors.

HISTORICAL TABLE

Bylaws adopted effective April 30, 2003.

AMENDMENTS

Date	Article/Section No.

6